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                                                          EXHIBIT 99.1



MEDIA CONTACT:                                            INVESTOR CONTACT:
SKIP COLCORD                                              PHIL RUDDICK
(781) 386-6624                                            (781) 386-6638
colcors@polaroid.com                                      ruddicp@polaroid.com


                      POLAROID ANNOUNCES SUSPENSION OF DIVIDEND


           CAMBRIDGE, MASS., -- FEBRUARY 12, 2001 -- The board of directors of Polaroid Corporation (NYSE:PRD) today announced suspension of the regular quarterly dividend of $0.15 per share on the company's common stock. Polaroid has approximately 45.7 million common shares outstanding.

           Gary T. DiCamillo, chairman and chief executive officer, said the board vote supports Polaroid's strategy to focus on cash flow, increase liquidity and streamlining of the company in the face of a weakening economy.

           Polaroid Corporation, with annual sales of approximately
$2 billion, is the worldwide leader in instant imaging. Polaroid supplies instant photographic cameras and films; digital imaging hardware, software and media; secure identification systems; and sunglasses to markets worldwide. Visit the Polaroid Web site at www.polaroid.com.

           "Polaroid" is a registered trademark of Polaroid Corporation, Cambridge, Massachusetts 02139.

           Statements in this release may be forward-looking. Actual events will be dependent upon factors and risks including, but not limited to, the Company's ability to: market its core imaging products; penetrate new demographic markets; develop and implement its digital imaging strategy; manage or reduce its debt; manage the impact of foreign exchange and the effects of retail buying patterns; as well as the Company's ability to manage uncertainties and risk factors, including those described from time to time in the Company's filings with the Securities & Exchange Commission, specifically, the Company's 1999 Form 10 K and its most recent Form 10Qs.


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